Exhibit 99.1

FOR IMMEDIATE RELEASE

RACKABLE SYSTEMS RESTRUCTURES KEY MANAGEMENT ROLES TO STRENGTHEN ITS LEADERSHIP

--Todd Ford Promoted to President, Madhu Ranganathan Promoted to Chief Financial Officer--

MILPITAS, CALIF. - April 27, 2006 - Rackable Systems, Inc. (NASDAQ: RACK), a leading provider of servers and storage products for large-scale data centers, today appointed Todd Ford to the role of President and Madhu Ranganathan to Chief Financial Officer.

Ford assumes the role of President after more than three years with Rackable Systems as Chief Financial Officer and Executive Vice President of Operations. He has played a pivotal role in the company’s rapid growth in the highly competitive server and storage markets and in its successful IPO in June 2005. As President, Ford will continue to work closely with Tom Barton, Rackable Systems’ CEO.

“Todd’s appointment recognizes the important contributions he has made to the success of Rackable Systems and his ability to assume even greater responsibilities and challenges. Todd’s elevated role in overseeing day-to-day internal operations will allow me to focus on sales and marketing, product development activities, long term strategy and external communications,” said Barton.

Formerly the Vice President of Finance for Rackable Systems, Madhu Ranganathan assumes the role and responsibilities of Chief Financial Officer immediately and will report directly to Ford. She has over 15 years of financial, accounting and operational experience. Prior to joining the company, she served as Vice President and Corporate Controller at Redback Networks, where she played a key role in a highly successful turnaround effort that included financial restructuring, securing venture funding and managing operations to achieve improved margins, cash position and profitability. Prior to Redback, Madhu led finance operations at emerging growth companies Jamcracker and BackWeb Technologies, and helped lead BackWeb to a successful IPO. Earlier in her career, she held positions in finance and accounting at Liberty Mutual and PriceWaterhouse LLP.

“Madhu has demonstrated strong financial leadership, and we’re extremely confident in her ability to carry the finance organization forward,” said Barton.

About Rackable Systems

Rackable Systems, Inc. (Nasdaq: RACK) is a provider of servers and storage products for scale out data center deployments. The company's servers are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution and remote management. Founded in 1999 and based in Milpitas, California, Rackable Systems serves Internet, semiconductor design, enterprise software, federal government, entertainment, financial services, oil and gas exploration and biotechnology customers worldwide.

To learn more about Rackable Systems, visit www.rackable.com.

Contact Information:

Sapphire Investor Relations, LLC	Schwartz Communications, Inc.
Erica Mannion	Merrill Freund
212-766-1800	415-512-0770
investorrelations@rackable.com	rackablesystems@schwartz-pr.com

Rackable Systems is a registered trademark of Rackable Systems®, Inc. All other trademarks are property of their respective holders.